UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2012

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)
400 N. Sam Houston Parkway E., Suite 400 Houston, Texas (Address of principal executive offices)	281-618-0400 (Registrant’s telephone number, including area code)	77060 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01  Entry into a Material Definitive Agreement

Helix Energy Solutions Group, Inc. (the “Company”) has completed the public offer and sale of $200,000,000 aggregate principal amount of its 3.25% Convertible Senior Notes due 2032 (the “Notes”).  The net proceeds to the Company from the sale of the Notes are approximately $195.0 million, after deducting the underwriter’s discounts and commissions and estimated offering expenses.  The Company used the net proceeds to repurchase and retire $142.2 million of aggregate principal amount of its existing 3.25% Convertible Senior Notes due 2025, in separate, privately negotiated transactions, and intends to use the remaining net proceeds for other general corporate purposes, including the repayment of other indebtedness.

The Notes were registered pursuant to a registration statement on Form S-3 (No. 333-179937) filed on March 6, 2012 (the “Registration Statement”), a preliminary prospectus supplement dated March 6, 2012 (the “Preliminary Prospectus Supplement), and a final prospectus supplement dated March 7, 2012 (the “Final Prospectus”), each filed with the Securities and Exchange Commission (“SEC”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”).

The Company issued the Notes under an indenture dated as of March 12, 2012 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).  The terms of the Indenture and the Notes issued pursuant to the Indenture are described in the sections of the Preliminary Prospectus and Final Prospectus relating to the Notes entitled “Description of Notes,” which is incorporated herein by reference.

The Notes bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2012.  The Notes will mature on March 15, 2032, unless earlier converted, redeemed or repurchased by the Company.  The Notes are convertible in certain circumstances and during certain periods (as described in the Indenture) at an initial conversion rate of 39.9752 shares of common stock per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $25.02 per share of common stock), subject to adjustment in certain circumstances as set forth in the Indenture.  The initial conversion price represents a conversion premium of 35.0% over the closing price of the Company’s common stock on March 6, 2012 of $18.53 per share.

Prior to March 20, 2018, the Notes will not be redeemable.  On or after March 20, 2018, the Company may, at its option, redeem some or all of the Notes in cash, at any time, upon at least 30 days’ notice at a price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest (including contingent interest, if any) up to but excluding the redemption date.  Holders may require the Company to purchase in cash some or all of their Notes at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including contingent interest, if any) up to but excluding the applicable repurchase date, on March 15, 2018, March 15, 2022 and March 15, 2027, or, subject to specified exceptions, at any time prior to the Notes’ maturity following a fundamental change (as described in the Indenture).

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company or a principal subsidiary, the principal amount of the securities together with any accrued and unpaid interest thereon will automatically be and become immediately due and payable.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture and the form of Note, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this report on Form 8-K, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Notes and the Indenture is hereby incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit

Number                                Description

4.1	Indenture dated as of March 12, 2012, between Helix Energy Solutions Group, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Form of 3.25% Convertible Senior Note due 2032 (form included in Indenture being filed herewith as Exhibit 4.1)

5.1	Opinion of Moss & Barnett, a Professional Association

5.2	Opinion of Locke Lord LLP

23.1	Consent of Moss & Barnett, a Professional Association (included in Exhibit 5.1)

23.1	Consent of Locke Lord LLP (included in Exhibit 5.2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           March 12, 2012

       HELIX ENERGY SOLUTIONS GROUP, INC.

       By:          /s/      Anthony Tripodo
Executive Vice President and
Chief Financial Officer

Index to Exhibits

Exhibit No.                      Description

4.1	Indenture dated as of March 12, 2012, between Helix Energy Solutions Group, Inc. and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Form of 3.25% Convertible Senior Note due 2032 (form included in Indenture being filed herewith as Exhibit 4.1)

5.1	Opinion of Moss & Barnett, a Professional Association

5.2	Opinion of Locke Lord LLP

23.1	Consent of Moss & Barnett, a Professional Association (included in Exhibit 5.1)

23.1	Consent of Locke Lord LLP (included in Exhibit 5.2)